Exhibit 99.1

Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 1, 2014 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal second quarter ended March 31, 2014.

Revenue totaled $508 million, increasing 4% over the prior year quarter. Home and Building Products (“HBP”) and Clopay Plastics (“Plastics”) revenue increased 11% and 7%, respectively, over the prior year quarter, while Telephonics revenue decreased 14%.

Segment adjusted EBITDA totaled $45.9 million, an increase of 1% over the prior year quarter of $45.4 million. Segment adjusted EBITDA is defined as net income (loss) excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Net loss totaled $25.8 million, or $0.53 per share, compared to $0.8 million, or $0.02 per share, in the prior year quarter. Current quarter results included a charge related to debt extinguishment from refinancing our debt of $38.9 million ($25.0 million, net of tax or $0.51 per share), restructuring costs of $0.7 million ($0.4 million, net of tax or $0.01 per share), impact of debt extinguishment on full year effective tax rate of $5.8 million or $0.12 per share and discrete tax expenses of $0.6 million or $0.01 per share. The prior year quarter included restructuring costs of $9.3 million ($5.8 million, net of tax or $0.10 per share) and discrete tax benefits of $0.3 million or $0.01 per share. Excluding these items from both periods, current quarter adjusted net income was $6.0 million, or $0.12 per share, compared to $4.7 million, or $0.08 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are pleased with our performance this quarter. Our focus on operational performance is yielding results. Home and Building Products improved through a combination of growth in our core business and through acquisition. Plastics benefitted from the initiatives and actions implemented to improve its operating efficiencies. Telephonics also performed well despite facing a difficult comparison with last year’s second quarter. We are confident that our businesses are poised for growth and enhanced profitability.”

Segment Operating Results

Home & Building Products

Revenue totaled $252 million, increasing 11% compared to the prior year quarter. The Ames Companies (“Ames”) revenue increased 18% compared to the prior year quarter primarily due to improved U.S. and Canada snow tool and planter sales, and the inclusion of Northcote results. Clopay Building Products (“CBP”) revenue increased 1%, primarily due to favorable mix, partially offset by lower volume influenced by inclement weather conditions in the quarter.

Segment adjusted EBITDA was $17.1 million, decreasing 2% compared to the prior year quarter. Driven by the volume increase in the quarter, Ames incurred higher distribution and selling costs, and continued to experience manufacturing inefficiencies in connection with its plant consolidation initiative, which are expected to continue until the end of the calendar year. The effect of the decline in CBP volume was partially offset by the benefit of favorable mix. The impact of Northcote in the quarter was not significant.

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On December 31, 2013, Ames acquired Northcote, a leading brand in the Australian outdoor planter and decor market, for approximately $22 million. The acquisition of Northcote complements Southern Patio, acquired in 2011, and adds to Ames’ existing lawn and garden operations in Australia. Northcote is expected to generate approximately $28 million of annualized revenue.

Telephonics

Revenue totaled $104 million, decreasing 14% from the prior year quarter. The 2013 quarter included $13.2 million of electronic warfare program revenue where Telephonics served as a contract manufacturer; there was no such revenue in the current year quarter. Excluding revenue from these programs, current quarter revenue decreased 4% from the 2013 quarter, primarily due to lower mobile surveillance systems sales, partially offset by higher Identification Friend or Foe systems sales.

Segment adjusted EBITDA was $12.5 million, decreasing 19% from the prior year quarter. The prior year quarter benefitted from a combination of the electronic warfare programs, favorable program mix and manufacturing efficiencies, none of which were repeated in the current quarter.

Contract backlog totaled $486 million at March 31, 2014 compared to $444 million at September 30, 2013, with approximately 66% expected to be fulfilled within the next twelve months.

Plastic Products

Revenue totaled $152 million, increasing 7% compared to the prior year quarter. The increase reflected the benefit of favorable mix (6%), the pass through of higher resin costs in customer selling prices (1%) and higher volume (1%), partially offset by the impact of unfavorable foreign exchange translation (1%); the 1% volume increase was net of volume lost as a result of Plastics exiting certain low margin products in the second half of 2013. Plastics adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $16.2 million, increasing 31% from the prior year quarter, driven by favorable mix, continued efficiency improvements and the positive impact of restructuring initiatives undertaken over the past year. Resin did not have a material impact on EBITDA for the quarter.

Taxes

In the quarter and six-month periods ended March 31, 2014 and 2013, the Company incurred pretax losses. The Company recognized tax benefits of 16.1% and 13.2% for the quarter and six-month periods ended March 31, 2014, respectively, compared to benefits of 65.7% and 59.0%, respectively, in the comparable prior year periods. The current and prior year benefit rates reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and changes in earnings mix between domestic and non-domestic operations, which are material relative to the level of pretax result.

The current quarter and six-month periods include $0.6 million and $0.3 million, respectively, of provisions for discrete items resulting primarily from the conclusion of tax audits in certain jurisdictions, and the impact of tax law changes enacted in the current quarter. The comparable prior year periods included $0.3 million and $0.4 million, respectively, of benefits from discrete items, primarily the retroactive extension of the federal R&D credit signed into law January 2, 2013.

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Excluding discrete items, the effective tax benefit rates for the quarter and six month periods ended March 31, 2014 were 18.1% and 14.4%, respectively, compared to benefit rates of 52.7% and 1.7% in the comparable prior year periods, respectively.

Restructuring

In January 2013, Ames announced its intention to close certain manufacturing facilities and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The intended actions, to be completed by the end of calendar 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

Ames anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash, asset-related charges of $4.0 million. Cash charges will include $2.5 million for personnel-related costs and $1.5 million for facility exit costs. Ames expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $7.6 million and $15.3 million in restructuring costs and capital expenditures, respectively.

In the second quarter of 2014 and 2013, HBP recognized $0.7 million and $4.5 million, respectively, in restructuring and other related exit costs; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the Ames plant consolidation initiatives. The 2013 period also included charges related to a CBP plant consolidation.

In February 2013, Plastics undertook a restructuring project, primarily in Europe, to exit low margin business and to eliminate approximately 80 positions, resulting in restructuring charges of $4.8 million, primarily related to one-time termination benefits and other personnel costs. The project was completed in 2013.

Balance Sheet and Capital Expenditures

At March 31, 2014, the Company had cash and equivalents of $70 million, total debt outstanding of $787 million, net of discounts, and $185 million available for borrowing under its revolving credit facility. Capital expenditures were $16.9 million in the current quarter.

Financing

On February 27, 2014, in an unregistered offering through a private placement under Rule 144A, Griffon issued, at par, $600 million of 5.25% Senior Notes due 2022 (“Senior Notes”); interest is payable semi-annually on March 1 and September 1, starting September 1, 2014. Proceeds from the Senior Notes were used to redeem $550 million of 7.125% senior notes due 2018, to pay a tender offer premium of $31.5 million and interest payments of $16.7 million, with the balance used to pay a portion of the related fees and expenses. The Senior Notes are senior unsecured obligations of Griffon guaranteed by certain domestic subsidiaries, and subject to certain covenants, limitations and restrictions.

In connection with these transactions, Griffon capitalized $10.0 million of underwriting fees and other expenses incurred related to issuance of the Senior Notes, which will amortize over the term of such notes. Griffon recognized a loss on the early extinguishment of debt on the 7.125% senior notes aggregating $38.9 million, comprised of the $31.5 million tender offer premium, the write-off of $6.6 million of remaining deferred financing fees and $0.8 million of prepaid interest on defeased notes.

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On February 14, 2014, Griffon amended its $225 million Revolving Credit Facility, extending its maturity date from March 28, 2018 to March 28, 2019, amending certain financial maintenance ratio test thresholds and increasing certain baskets for permitted debt, guaranties, liens, asset sales, foreign acquisitions, investments and restricted payments.

In December 2013, Griffon’s ESOP entered into an agreement, which refinanced the two existing ESOP loans into one new Term Loan in the amount of $21.1 million. The Agreement also provided a Line Note with $10 million available to purchase shares of Griffon common stock in the open market through September 29, 2014. As of March 31, 2014, 749,977 shares of Griffon common stock, for a total of $10 million, were purchased with proceeds from the Line Note.

Stock Repurchases

In the second quarter of 2014, Griffon purchased 532,781 shares of common stock under the August 2011 authorized program, for a total of $6.7 million, or $12.54 per share. To date, Griffon has purchased 4,320,712 shares of common stock, for a total of $45.5 million or $10.52 per share under this share repurchase authorization, of which approximately $4.5 million remains. Since the resumption of share repurchases in 2011, Griffon has repurchased $107 million of its common stock, inclusive of the December 2013 $50 million repurchase from an affiliate of Goldman Sachs.

Conference Call Information

The Company will hold a conference call today, May 1, 2014, 2014, at 4:30 PM ET.

The call can be accessed by dialing 1-800-930-1344 (U.S. participants) or 1-913-312-0862 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on May 1, 2014 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 9363353. The replay will be available through May 15, 2014.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, The Ames Companies, Inc. (“Ames”) and Clopay Building Products Company, Inc. (“CBP”):

-	Ames is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.
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For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242

712 Fifth Avenue, 18th Floor

New York, NY 10019

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Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable (“Segment adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Loss before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2014	2013	2014	2013
REVENUE
Home & Building Products:
Ames	$160,705	$136,237	$257,313	$213,546
CBP	90,838	89,499	212,680	202,366
Home & Building Products	251,543	225,736	469,993	415,912
Telephonics	104,185	121,631	200,210	217,681
Plastics	151,959	141,376	290,942	278,899
Total consolidated net sales	$507,687	$488,743	$961,145	$912,492

Segment adjusted EBITDA:
Home & Building Products	$17,124	$17,555	$36,191	$34,794
Telephonics	12,535	15,505	24,931	31,869
Plastics	16,216	12,352	28,959	21,671
Total Segment adjusted EBITDA	45,875	45,412	90,081	88,334
Net interest expense	(12,361)	(12,909)	(25,462)	(25,988)
Segment depreciation and amortization	(16,336)	(17,572)	(33,032)	(34,828)
Unallocated amounts	(8,391)	(7,980)	(16,374)	(15,567)
Loss from debt extinguishment, net	(38,890)	—	(38,890)	—
Restructuring charges	(692)	(9,336)	(1,534)	(10,444)
Acquisition costs	—	—	(798)	—
Loss on pension settlement	—	—	—	(2,142)
Loss before taxes	$(30,795)	$(2,385)	$(26,009)	$(635)
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The following is a reconciliation of each segment’s operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Home & Building Products
Segment operating profit	$8,818	$3,835	$18,211	$11,106
Depreciation and amortization	7,614	9,157	15,648	18,017
Restructuring charges	692	4,563	1,534	5,671
Acquisition costs	—	—	798	—
Segment adjusted EBITDA	17,124	17,555	36,191	34,794

Telephonics
Segment operating profit	10,677	13,753	21,329	28,398
Depreciation and amortization	1,858	1,752	3,602	3,471
Segment adjusted EBITDA	12,535	15,505	24,931	31,869

Clopay Plastic Products
Segment operating profit	9,352	916	15,177	3,558
Depreciation and amortization	6,864	6,663	13,782	13,340
Restructuring charges	—	4,773	—	4,773
Segment adjusted EBITDA	16,216	12,352	28,959	21,671

All segments:
Income from operations - as reported	19,673	10,102	36,654	24,445
Unallocated amounts	8,391	7,980	16,374	15,567
Other, net	783	422	1,689	908
Loss on pension settlement	—	—	—	2,142
Segment operating profit	28,847	18,504	54,717	43,062
Depreciation and amortization	16,336	17,572	33,032	34,828
Restructuring charges	692	9,336	1,534	10,444
Acquisition costs	—	—	798	—
Segment adjusted EBITDA	$45,875	$45,412	$90,081	$88,334

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

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GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Revenue	$507,687	$488,743	$961,145	$912,492
Cost of goods and services	397,700	383,246	745,655	709,325
Gross profit	109,987	105,497	215,490	203,167

Selling, general and administrative expenses	89,622	86,059	177,302	168,278
Restructuring and other related charges	692	9,336	1,534	10,444
Total operating expenses	90,314	95,395	178,836	178,722

Income from operations	19,673	10,102	36,654	24,445

Other income (expense)
Interest expense	(12,389)	(13,060)	(25,523)	(26,167)
Interest income	28	151	61	179
Loss from debt extinguishment, net	(38,890)	—	(38,890)	—
Other, net	783	422	1,689	908
Total other expense, net	(50,468)	(12,487)	(62,663)	(25,080)

Loss before taxes	(30,795)	(2,385)	(26,009)	(635)
Benefit for income taxes	(4,970)	(1,566)	(3,420)	(374)
Net loss	$(25,825)	$(819)	$(22,589)	$(261)

Basic loss per common share	$(0.53)	$(0.02)	$(0.44)	$(0.00)

Weighted-average shares outstanding	48,990	54,345	50,872	54,749

Diluted loss per common share	$(0.53)	$(0.02)	$(0.44)	$(0.00)

Weighted-average shares outstanding	48,990	54,345	50,872	54,749

Net loss	$(25,825)	$(819)	$(22,589)	$(261)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	1,224	(5,924)	(1,913)	(2,921)
Pension and other post retirement plans	1,099	489	1,415	4,349
Gain on cash flow hedge	—	171	—	171
Total other comprehensive income (loss), net of taxes	2,323	(5,264)	(498)	1,599
Comprehensive income (loss), net	$(23,502)	$(6,083)	$(23,087)	$1,338
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GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At March 31, 2014	At September 30, 2013
CURRENT ASSETS
Cash and equivalents	$69,933	$178,130
Accounts receivable, net of allowances of $6,481 and $6,136	309,162	256,215
Contract costs and recognized income not yet billed, net of progress payments of $13,173 and $6,941	107,825	109,828
Inventories, net	256,690	230,120
Prepaid and other current assets	51,212	48,903
Assets of discontinued operations	1,217	1,214
Total Current Assets	796,039	824,410
PROPERTY, PLANT AND EQUIPMENT, net	357,882	353,593
GOODWILL	370,172	357,730
INTANGIBLE ASSETS, net	224,226	221,391
OTHER ASSETS	30,774	28,580
ASSETS OF DISCONTINUED OPERATIONS	3,107	3,075
Total Assets	$1,782,200	$1,788,779

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$13,393	$10,768
Accounts payable	182,505	163,610
Accrued liabilities	82,472	106,743
Liabilities of discontinued operations	3,069	3,288
Total Current Liabilities	281,439	284,409
LONG-TERM DEBT, net of debt discount of $11,454 and $13,246	773,579	678,487
OTHER LIABILITIES	165,071	170,675
LIABILITIES OF DISCONTINUED OPERATIONS	4,359	4,744
Total Liabilities	1,224,448	1,138,315
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	557,752	650,464
Total Liabilities and Shareholders’ Equity	$1,782,200	$1,788,779
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GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,589)	$(261)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	33,232	35,038
Stock-based compensation	4,996	6,298
Asset impairment charges - restructuring	169	3,122
Provision for losses on accounts receivable	132	440
Amortization of deferred financing costs and debt discounts	3,188	3,102
Loss from debt extinguishment, net	38,890	—
Deferred income taxes	(57)	(592)
(Gain) loss on sale/disposal of assets	180	(801)
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(46,834)	(87,531)
(Increase) decrease in inventories	(23,858)	90
Decrease in prepaid and other assets	3,482	411
(Decrease) increase in accounts payable, accrued liabilities and income taxes payable	(18,713)	7,080
Other changes, net	1,145	(379)
Net cash used in operating activities	(26,637)	(33,983)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(34,845)	(30,995)
Acquired business, net of cash acquired	(22,720)	—
Proceeds from sale of assets	294	1,216
Net cash used in investing activities	(57,271)	(29,779)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	584	—
Dividends paid	(3,290)	(2,938)
Purchase of shares for treasury	(63,370)	(22,109)
Proceeds from issuance of long-term debt	644,514	303
Payments of long-term debt	(586,310)	(5,400)
Change in short-term borrowings	4,908	2,157
Financing costs	(10,687)	(759)
Purchase of ESOP shares	(10,000)	—
Tax benefit from exercise/vesting of equity awards, net	273	150
Other, net	144	242
Net cash used in financing activities	(23,234)	(28,354)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(640)	(478)
Net cash used in discontinued operations	(640)	(478)

Effect of exchange rate changes on cash and equivalents	(415)	(138)

NET DECREASE IN CASH AND EQUIVALENTS	(108,197)	(92,732)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	178,130	209,654
CASH AND EQUIVALENTS AT END OF PERIOD	$69,933	$116,922
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Griffon evaluates performance based on Earnings (loss) per share and Net income (loss) excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income (loss) to adjusted net income and earnings (loss) per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2014	2013	2014	2013

Net loss	$(25,825)	$(819)	$(22,589)	$(261)

Adjusting items, net of tax:
Loss from debt extinguishment, net	24,964	—	24,964	—
Restructuring and related	429	5,788	951	6,508
Acquisition costs	—	—	495	—
Loss on pension settlement	—	—	—	1,392
Extinguishment impact on period tax rate[a]	5,848	—	5,848	—
Discrete tax provisions (benefits)	609	(309)	320	(364)

Adjusted net income	$6,025	$4,660	$9,989	$7,275

Diluted loss per common share	$(0.53)	$(0.02)	$(0.44)	$(0.00)

Adjusting items, net of tax:
Loss from debt extinguishment, net	0.51	—	0.49	—
Restructuring	0.01	0.10	0.02	0.11
Acquisition costs	—	—	0.01	—
Loss on pension settlement	—	—	—	0.02
Extinguishment impact on period tax rate[a]	0.12	—	0.12	—
Discrete tax provisions (benefits)	0.01	(0.01)	0.01	(0.01)

Adjusted earnings per common share	$0.12	$0.08	$0.20	$0.13

Weighted-average shares outstanding (in thousands)	48,990	54,345	50,872	54,749

a)	Prior to refinancing the debt and resultant loss on debt extinguishment, the Company anticipated its full year 2014 effective tax rate to approximate 40%. As a result of the loss from debt extinguishment, the Company anticipates it will now incur a pretax loss for the full year 2014, and recognize a corresponding tax benefit at an effective rate approximating 13.0%. In the current quarter, the impact of debt extinguishment on the full year effective tax rate was estimated to be a benefit of $5,848 or $0.12 per share.
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